Exhibit (g)(1)

                          INVESTMENT ADVISORY AGREEMENT

                  This INVESTMENT ADVISORY AGREEMENT ("Agreement") is made this 1st day of February, 2002, by and between Montgomery Partners Absolute Return Fund, LLC, a Delaware limited liability company (the "Company"), and Montgomery Asset Management, LLC, a Delaware limited liability company (the "Adviser").

                              W I T N E S S E T H:

                  WHEREAS, the Company intends to engage in business as a closed-end, non-diversified, management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

                  WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is engaged in the business of providing advice relating to investments in securities; and

                  WHEREAS, the Adviser also serves as the managing member of the Company (the "Managing Member");

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company and the Adviser agree as follows:

                  1. Appointment of Adviser. The Company hereby retains the Adviser to serve as its investment adviser and, subject to the supervision and control of the Board of Directors of the Company (the "Directors" and any one of them, a "Director"), to manage the investment activities of the Company as hereinafter set forth.

                  2. Duties of Adviser. Without limiting the generality of
Section 1 hereof, the Adviser shall obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder, including: (a) to continuously manage the assets of the Company in a manner consistent with the investment objective, policies and restrictions of the Company, as set forth in the Private Placement Memorandum of the Company and as may be adopted from time to time by the Board and applicable laws and regulations; (b) to determine the securities to be purchased, sold or otherwise disposed of by the Company and the timing of such purchases, sales and dispositions; (c) to supervise and evaluate any sub-adviser retained by the Company; and (d) to take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Company, as the Adviser shall deem necessary or appropriate. The Adviser shall furnish the Company with such information, evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties as the Company may, from time to time, reasonably request.


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                  Without limiting the generality of the above paragraph of this
Section 2, the Adviser shall be authorized to take the following actions in performing its obligations under this Agreement: (a) open, maintain and close accounts in the name and on behalf of the Company with brokers and dealers as it determines to be appropriate; (b) select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Company on such terms as the Adviser considers appropriate and which are consistent with the policies of the Company; and (c) subject to any policies adopted by the Directors and provisions of applicable law, agree to such commissions, fees and other charges on behalf of the Company as the Adviser deems reasonable in the circumstances, taking into account all such factors it considers to be relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Company and the cost of such services does not represent the lowest cost available). The Adviser shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under federal securities law. The Adviser may use, subject to such procedures as may be adopted by the Directors, affiliates of the Adviser as brokers to effect securities transactions for the Company, and the Company may pay such commissions to such brokers in such amounts as are permissible under applicable law.

                  3. Reports by Company to Adviser. The Company shall, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

                  4. Expenses.

                  a. The Adviser shall bear the cost of rendering the services to be performed by it under this Agreement, including the costs relating to maintaining such staff and employing or retaining such personnel and consulting with such other persons (including its affiliates) as may be necessary to render the services to be provided hereunder.

                  b. The Company shall assume and pay or cause to be paid all expenses of the Company not expressly assumed by the Adviser under this Agreement, including, without limitation: fees paid to sub-advisers; all expenses directly related to portfolio transactions and positions taken for the Company's account, which expenses may include (but not be limited to) brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on non-U.S. dividends and indirect expenses from investments in investment funds; all costs and expenses associated with the organization and registration of the Company, including certain offering costs and the costs of complying with any applicable federal or state laws; attorneys' fees and disbursements


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associated with updating the Company's Private Placement Memorandum and subscription documents (the "Offering Materials"); the costs of printing the Offering Materials; the costs of distributing the Offering Materials to prospective investors; and attorneys' fees and disbursements associated with the review of subscription documents executed and delivered to the Company in connection with the offerings of interests in the Company; the costs and expenses of holding any meetings of members of the Company; fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Company; the fees of custodians and other persons providing custodial, administrative, recordkeeping and other services to the Company; the costs of a fidelity bond and any liability insurance obtained on behalf of the Company; all expenses of computing the Company's net asset value, including any equipment or services obtained for these purposes; and all charges for equipment or services used in communicating information regarding the Company's transactions among the Adviser and any sub-adviser, custodian or other agent engaged by the Company; and any extraordinary expenses.

                  5. Investment Advisory Fees. As compensation for the services provided to the Company and the expenses assumed by the Adviser under this Agreement, the Adviser shall receive a fee specified on Appendix A to this Agreement with respect to the capital account of each member of the Company, as provided under the terms of the Limited Liability Company Agreement of the Company (the "Limited Liability Company Agreement"). Fees paid to the Adviser shall be prorated for any partial payment periods. The Adviser anticipates making rebates, out of its resources and legitimate profits and in its sole discretion, to certain institutional investors. The Adviser also anticipates making rebates, out of its own resources and in its sole discretion, to certain control persons, officers and employees of the Company, the Adviser, any sub-advisers appointed by the Adviser, and their affiliates.

                  6. Standard of Care and Liability. The Adviser shall perform its duties under this Agreement using its best judgment and efforts. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties under this Agreement, neither the Adviser nor any of its owners, directors, officers or employees thereof, nor any of their affiliates, executors, heirs, assigns, successors or other legal representatives (collectively, the "Affiliates") shall be liable to the Company for any error of judgment, mistake of law, or any act or omission by the Adviser and its Affiliates relating to the services to be provided hereunder.

                  7. Indemnification.

                  a. The Company shall indemnify the Adviser, its members, officers or employees and any of their Affiliates (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties in respect of the


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Company, except those resulting in an Indemnified Person's becoming liable under
Section 6 of this Agreement ("disabling conduct"). An Indemnified Person shall be entitled to indemnification hereunder upon a determination made in the following manner: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct; or (ii) a reasonable determination, based upon a review of the facts and reached by competent legal counsel selected by the Directors and set forth in writing, that the Indemnified Person is entitled to indemnification hereunder. The Company shall advance to an Indemnified Person (to the extent the Company has funds available and without incurring borrowing expenses for such purpose) reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person shall agree as a condition of any such advance, to reimburse the Company for such advance if it is determined, as provided in this paragraph, that the Indemnified Person was not entitled to indemnification hereunder.

                  b. Notwithstanding anything to the contrary set forth above, the provisions of this Section 7 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under the federal securities laws) to the extent that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law. The provisions of this Section 7, however, shall be construed to effectuate its purpose to the fullest extent permitted by law.

                  8. Liabilities. The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the members of the Company or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

                  9. Independent Contractor. Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation and, except as required by applicable law (including Rule 17j-1 under the Investment Company Act), shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Adviser (or its affiliates) to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

                  10. Term. This Agreement shall become effective on the date that is the latest of (1) the execution of this Agreement, (2) the approval of this Agreement by the Board of Directors of the Company and (3) the approval of this Agreement by the


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members of the Company in a special meeting of members of the Company. This
Agreement shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Company at least annually by (i) the Directors or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Directors of the Company who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

                  11. Termination. This Agreement may be terminated by the Company at any time without payment of any penalty, by the Directors or by vote of a majority of the outstanding voting securities of the Company, upon sixty
(60) days' written notice to the Adviser, and by the Adviser upon sixty (60) days' written notice to the Company.

                  12. Termination by Assignment. This Agreement also shall automatically terminate in the event of its assignment unless the assignment would not constitute an assignment under Rule 2a-6 under the Investment Company Act.

                  13. Transfer, Assignment. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Company.

                  14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

                  15. Definitions. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the Investment Company Act.

                  16. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                  17. Amendments. This Agreement may be amended only by the written agreement of the parties.

                  18. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

                  19. Notices. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand, on the date indicated as the date of receipt on a return receipt, or at time of receipt if sent to the other


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party at the principal office of such party by regular mail, commercial courier service, telex or telecopier.


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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement on the day and year first above written.


                             MONTGOMERY PARTNERS ABSOLUTE RETURN FUND, LLC


                             By:   /s/ Johanne Castro
                                 -----------------------------------------------
                                    Johanne Castro, Assistant Secretary



                             MONTGOMERY ASSET MANAGEMENT, LLC


                             By:   /s/ Dana Schmidt
                                 -----------------------------------------------
                                    Dana Schmidt, Chief Administrative Officer


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                                   APPENDIX A

                        MONTGOMERY ASSET MANAGEMENT, LLC

MANAGEMENT FEE                  In consideration of the advisory and other
                                services provided by the Adviser to the Company, the Company will pay the Adviser a monthly fee of 1/12 of 1.0% (1.0% on an annualized basis) of the Company's net assets (the "Management Fee").
                                The Management Fee will be an expense out of the Company's assets. The Adviser will be responsible for compensating the Subadviser.

PERFORMANCE FEE                 In addition to the Management Fee, the
                                Adviser will be entitled to receive a
                                Performance Fee for each calendar quarter equal to 10% of the excess, if any, of the net profits allocated to each Member's capital account for the calendar quarter in excess of any net losses so allocated for such calendar quarter.

                                The amount of any Performance Fee that may be deducted from a Member's capital account for a given calendar quarter will be adjusted with respect to any contributions, transfers, distributions and repurchases applicable to the Member for that period. If at the end of any calendar quarter net losses allocated to a Member's capital account exceed net profits allocated to that account, a "Loss Carryforward Amount" in the amount of such excess will be established for the capital account of that Member. A Loss Carryforward Amount established in respect of a particular calendar quarter is aggregated with any still-existing Loss Carryforward Amounts established in prior calendar quarters, and no Performance Fee will be deducted from a Member's capital account until subsequent profits allocated to that account reduce such Member's Loss Carryforward Amount(s) to (but not below) zero.


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